EXHIBIT 99.1
NUVEEN INVESTMENTS, INC.
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

NUVEEN INVESTMENTS, INC. & SUBSIDIARIES
Consolidated Balance Sheets
Unaudited
(in thousands)

	June 30,	December 31,
	2009	2008
ASSETS
Cash and cash equivalents	$348,707	$467,136
Management and distribution fees receivable	80,819	98,733
Other receivables	33,568	12,354
Furniture, equipment, and leasehold improvements, at cost less accumulated depreciation and amortization of $88,919 and $82,483, respectively	59,519	62,009
Investments	427,669	347,362
Goodwill	2,299,822	2,299,725
Intangible assets, less accumulated amortization of $105,365 and $72,945, respectively	3,098,935	3,131,355
Current taxes receivable	6,596	14,276
Other assets	18,749	21,540

Total assets	$6,374,384	$6,454,490

LIABILITIES AND EQUITY
Short-term obligations:
Accounts payable	$11,229	$9,633
Accrued compensation and other expenses	74,206	165,021
Fair value of open derivatives	78,664	78,574
Other short-term liabilities	21,916	20,642

Total short-term obligations	186,015	273,870

Long-term obligations:
Term notes	$4,176,717	$4,192,922
Deferred income tax liability, net	1,034,815	1,047,518
Other long-term liabilities	26,324	27,042

Total long-term obligations	5,237,856	5,267,482

Total liabilities	5,423,871	5,541,352

Equity:
Nuveen Investments shareholders’ equity:
Additional paid-in capital	2,844,041	2,841,465
Retained earnings/ (deficit)	(1,842,309)	(1,796,162)
Accumulated other comprehensive income/(loss)	(309)	(4,200)

Total Nuveen Investments shareholders’ equity	1,001,423	1,041,103

Noncontrolling interest	(50,910)	(127,965)

Total equity	950,513	913,138

Total liabilities and equity	$6,374,384	$6,454,490

See accompanying notes to consolidated financial statements.

NUVEEN INVESTMENTS, INC. & SUBSIDIARIES
Consolidated Statements of Income
Unaudited
(in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
Operating revenues:
Investment advisory fees from assets under management	$144,919	$183,935	$285,448	$376,694
Product distribution	(285)	819	684	2,050
Performance fees / other revenue	4,257	6,428	9,992	9,253

Total operating revenues	148,891	191,182	296,124	387,997

Operating expenses:
Compensation and benefits	47,720	75,302	117,147	152,324
Severance	6,620	10,228	6,695	11,672
Advertising and promotional costs	1,683	3,145	4,106	6,738
Occupancy and equipment costs	8,468	7,183	16,405	13,727
Amortization of intangible assets	16,210	16,200	32,420	32,400
Travel and entertainment	2,306	3,148	4,761	6,489
Outside and professional services	10,717	11,343	20,614	20,491
Other operating expenses	10,517	8,443	19,887	16,128

Total operating expenses	104,241	134,992	222,035	259,969

Other income/(expense)	59,516	52,651	74,104	(23,378)

Net interest expense	(61,058)	(68,711)	(125,294)	(136,979)

Income/(loss) before taxes	43,108	40,130	22,899	(32,329)

Income tax expense/(benefit)	(541)	15,202	(14,955)	(4,078)

Net income/(loss)	43,649	24,928	37,854	(28,251)

Less: net income/(loss) attributable to the noncontrolling interests	64,656	1,644	83,921	(22,005)

Net income/(loss) attributable to Nuveen Investments	$(21,007)	$23,284	$(46,067)	$(6,246)

See accompanying notes to consolidated financial statements.

NUVEEN INVESTMENTS, INC. & SUBSIDIARIES
Consolidated Statement of Changes in Shareholders’ Equity
Unaudited
(in thousands)

	Nuveen Investments, Inc. & Subsidiaries
			Accumulated
	Additional	Retained	Other
	Paid-In	Earnings/	Comprehensive	Noncontrolling
	Capital	(Deficit)	Income/(Loss)	Interests	Total
Balance at December 31, 2008	$2,841,465	(1,796,162)	(4,200)	(127,965)	$913,138
Net income/(loss)		(46,067)		83,921	37,854
Cash dividends paid		(80)		(2,067)	(2,147)
Amortization of deferred and restricted class A units	3,087				3,087
Deferred and restricted class A unit payouts	(280)				(280)
Vested value of class B units	12,334				12,334
Amortization of equity interests				2,821	2,821
Other comprehensive income			3,891		3,891
Purchase of and other changes to noncontrolling interests	(12,565)			(7,620)	(20,185)

Balance at June 30, 2009	$2,844,041	(1,842,309)	(309)	(50,910)	$950,513

Six Months
Comprehensive Income/(Loss) (in 000s):	Ending 6/30/09
Net income	$37,854
Other comprehensive income/(loss):
Unrealized gains/(losses) on marketable equity securities, net of tax	3,571
Reclassification adjustments for realized (gains)/losses	234
Funded status of retirement plans, net of tax	84
Foreign currency translation adjustment	2

Subtotal: other comprehensive income/(loss)	3,891

Comprehensive income	41,745

less: net income attributable to noncontrolling interests	83,921

Comprehensive loss attributable to Nuveen Investments	$(42,176)

See accompanying notes to consolidated financial statements.

NUVEEN INVESTMENTS, INC. & SUBSIDIARIES
Consolidated Statements of Cash Flows
Unaudited
(in thousands)

	Six Months Ended June 30,
	2009	2008
Cash flows from operating activities:
Net income/(loss)	$37,854	$(28,251)
Adjustments to reconcile net income/(loss) to net cash provided from operating activities:
Net (income)/loss attributable to noncontrolling interests	(83,921)	22,005
Deferred income taxes	(14,980)	(10,768)
Depreciation of office property, equipment and leaseholds	6,930	4,695
Unrealized gains/(losses)	90	754
Amortization of intangible assets	32,420	32,400
Amortization of debt related items, net	4,839	4,583
Compensation expense for equity plans	18,241	20,361
Net gain on early retirement of Senior Unsecured Notes - 5% of 2010	(4,291)	—
Net (increase) decrease in assets:
Management and distribution fees receivable	17,914	9,100
Other receivables	(9,600)	15,678
Current taxes receivable	7,681	174,939
Other assets	2,583	(4,112)
Net increase (decrease) in liabilities:
Accrued compensation and other expenses	(87,819)	(79,164)
Accounts payable	1,596	5,110
Other liabilities	(10,098)	255
Other	24	(7)

Net cash provided by/(used in) operating activities	(80,537)	167,578

Cash flows from financing activities:
Repayment of notes payable	(11,575)	(5,788)
Early retirement of notes payable	(5,178)	—
Purchase of noncontrolling interests	(18,132)	(84,934)
Payment of income allocation to noncontrolling interests	(2,053)	(7,654)
Undistributed income allocation for noncontrolling interests	712	1,230
Dividends paid	(80)	—
Deferred and restricted Class A unit payouts	(280)	—

Net cash used in financing activities	(36,586)	(97,146)

Cash flows from investing activities:
Winslow transaction	(97)	—
MDP Transaction	—	(127)
Purchase of office property and equipment	(4,464)	(12,371)
Proceeds from sales of investment securities	25,903	10,139
Purchases of investment securities	(17,111)	(12,000)
Net change in consolidated funds	(5,539)	(94,220)
Other	—	6

Net cash used in investing activities	(1,308)	(108,573)

Effect of exchange rates on cash and cash equivalents	2	(5)

Decrease in cash and cash equivalents	(118,429)	(38,146)

Cash and cash equivalents:
Beginning of year	467,136	285,051

End of period	$348,707	$246,905

Supplemental Information:
Taxes Paid	$216	$6,362
Interest Paid	$144,766	$139,323
See accompanying notes to consolidated financial statements.

NUVEEN INVESTMENTS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Unaudited)
June 30, 2009
Note 1 Basis of Presentation
The unaudited consolidated financial statements presented herein include the accounts of Nuveen Investments, Inc. (the “Company,” or “we,” or “our”), its majority-owned subsidiaries, and certain funds which we are required to consolidate (as further discussed in Note 12, “Consolidated Funds,” in the Company’s 2008 Year-End Financial Statement Filing (filed under Form 8-K on March 31, 2009)), and have been prepared in conformity with U.S. generally accepted accounting principles. All significant intercompany transactions and accounts have been eliminated in consolidation.
The unaudited consolidated financial statements presented herein should be read in conjunction with the audited consolidated financial statements and related notes included in the Company’s 2008 Year-End Financial Statement Filing (filed under Form 8-K on March 31, 2009).
As more fully discussed in Note 1, “Acquisition of the Company,” of the Company’s 2008 Year-End Financial Statement Filing (filed under Form 8-K on March 31, 2009), Nuveen Investments, Inc. (the “Predecessor”) was acquired by a group of private equity investors led by Madison Dearborn Partners, LLC (“MDP”) in a merger and related transactions (collectively, the “Transactions” or the “MDP Transactions”). The Transactions closed on November 13, 2007.
Financial results for periods prior to November 13, 2007 represent operations of the Predecessor. Financial results from November 14, 2007 forward represent operations of the company surviving the MDP-led buyout (the “Successor”). As a result of the MDP-led buyout and the application of purchase accounting as of November 13, 2007, the consolidated financial statements for the period after November 13, 2007 (the Successor period) are presented on a different basis than that for periods prior to November 13, 2007 (the Predecessor period) and therefore are not comparable.
These financial statements rely, in part, on estimates. Actual results could differ from these estimates. In the opinion of management, all necessary adjustments (consisting of normal, recurring accruals) have been reflected for a fair presentation of the results of operations, financial position and cash flows in the accompanying unaudited consolidated financial statements. The results for the period are not necessarily indicative of the results to be expected for the entire year.
SFAS 160 – Noncontrolling Interests
In December 2007, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements – an Amendment of ARB No. 51” (“SFAS No. 160”). SFAS No. 160 amends Accounting Research Bulletin No. 51, “Consolidated Financial Statements,” to establish accounting and reporting standards for a noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. This pronouncement clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity, separate from the parent’s equity, in the consolidated financial statements. In addition, consolidated net income should be adjusted to include the net income attributed to the noncontrolling interests. SFAS No. 160 is effective for fiscal years beginning on or after December 15, 2008; earlier adoption is prohibited. SFAS No. 160 requires retrospective adoption of the presentation and disclosure requirements for existing noncontrolling interests. All other requirements of SFAS No. 160 shall be applied prospectively.

The Company adopted SFAS No. 160 on January 1, 2009. As a result of the retrospective application of the disclosure provisions of SFAS No. 160, minority interest receivable/payable is no longer presented in the mezzanine section of the Company’s consolidated balance sheet. Minority interest receivable/payable is now presented as “Noncontrolling interest” on the Company’s consolidated balance sheets. As a result of presenting “Noncontrolling interest” on the Company’s consolidated balance sheet as of December 31, 2008 in conformity with the provisions of SFAS No. 160, “Total Nuveen Investments’ shareholders’ equity” at December 31, 2008 remains unchanged from that presented in the Company’s 2008 Year-End Financial Statement Filing (filed under Form 8-K on March 31, 2009). On the statement of cash flows, repurchases of minority interests had previously been recorded in “Cash Flows Used In Investing Activities.” Under SFAS No. 160, such repurchases are reflected in “Cash Flows Used In Financing Activities.”
Also under the provisions of SFAS No. 160, changes in a parent company’s ownership interest in a subsidiary while the parent retains its controlling financial interest in that subsidiary are accounted for as equity transactions. Any difference between the fair value of the consideration received or paid and the amount by which the noncontrolling interest is adjusted shall be recognized in equity attributable to the parent. During February 2009, the Company exercised its right to call certain noncontrolling interests. Under the provisions of SFAS No. 160, the $12.6 million representing the amount paid for the repurchases in excess of the vested value of these noncontrolling interests was recorded as a reduction to Nuveen’s additional paid-in-capital. Prior to SFAS No. 160, this amount would have been recorded as additional goodwill.
Other
Certain prior year balances have been reclassified to conform to the current year presentation.
Note 2 Fair Value Measurements
SFAS No. 157, “Fair Value Measurements” (“SFAS No. 157”), establishes a fair value hierarchy that prioritizes information used to develop those assumptions. The fair value hierarchy gives the highest priority to quoted prices in active markets and the lowest priority to unobservable data (for example, the reporting entity’s own data). SFAS No. 157 requires that fair value measurements be separately disclosed by level within the fair value hierarchy in order to distinguish between market participant assumptions based on market data obtained from sources independent of the reporting entity (observable inputs that are classified within Levels 1 and 2 of the hierarchy) and the reporting entity’s own assumptions about market participant assumptions (unobservable inputs classified within Level 3 of the hierarchy). Specifically:
•
Level 1 - inputs to the valuation methodology are quoted prices (unadjusted) in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date.

•
Level 2 - inputs to the valuation methodology other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly, through corroboration with observable market data (market-corroborated inputs).

•
Level 3 - inputs to the valuation methodology that are unobservable inputs for the asset or liability – that is, inputs that reflect the reporting entity’s own assumptions about the assumptions market participants would use in pricing the asset or liability (including assumptions about risk) developed based on the best information available in the circumstances.

In instances where the determination of the fair value measurement is based on inputs from different levels of the fair value hierarchy, the level in the fair value hierarchy within which the entire fair value measurement falls is based on the lowest level input that is significant to the fair value measurement in its entirety. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and considers factors specific to the asset or liability.

The Company did not elect to apply the fair value provisions to any qualifying non-financial assets and liabilities. As a result, the application of SFAS No. 157 to the Company’s non-financial assets did not have any impact on the Company’s consolidated results of operations or financial position.
The following table presents information about the Company’s fair value measurements at June 30, 2009 and December 31, 2008 (in 000s):

		Fair Value Measurements at June 30, 2009 Using
		Quoted Prices in	Significant Other	Significant
		Active Markets	Observable	Unobservable
		for Identical	Inputs	Inputs
Description	June 30, 2009	Assets (Level 1)	(Level 2)	(Level 3)
Assets
Available-for-sale securities	$94,481	$59,987	$15,952	$18,542
Underlying investments from consolidated vehicle	322,815	-	-	322,815
Other investments	10,374	-	-	10,374

Liabilities
Derivative financial instruments	$(78,664)	-	-	$(78,664)

		Fair Value Measurements at December 31, 2008 Using
		Quoted Prices in	Significant Other	Significant
		Active Markets	Observable	Unobservable
		for Identical	Inputs	Inputs
Description	December 31, 2008	Assets (Level 1)	(Level 2)	(Level 3)
Assets
Available-for-sale securities	$105,967	$72,179	$14,796	$18,992
Underlying investments from consolidated vehicle	241,180	-	-	241,180
Other investments	215	-	-	215

Liabilities
Derivative financial instruments	$(78,574)	(52)	-	$(78,522)

The following tables present a rollforward of fair value measurements considered to be Level 3:

	Fair Value Measurements Using
	Significant Unobservable Inputs (Level 3)
		Underlying
	Available-for-	Investments in		Derivative
	Sale	Consolidated	Other	Financial
	Securities	Vehicle	Investments	Instruments	Total
Beginning balance (as of March 31, 2009)	$17,643	$258,698	$223	$(81,737)	$194,827
Total gains or losses (realized/unrealized)	1,524	58,134	151	3,073	62,882
Included in earnings	91	58,134	54	3,073	61,532
Included in other comprehensive income	1,433	-	97	-	1,530

Purchases and sales	(625)	5,983	10,000	-	15,358
Transfers in and/or out of Level 3	-	-	-	-	-

Ending balance (as of June 30, 2009)	$18,542	$322,815	$10,374	$(78,664)	$273,067

		Underlying
	Available-for-	Investments in		Derivative
	Sale	Consolidated	Other	Financial
	Securities	Vehicle	Investments	Instruments	Total
Beginning balance (as of January 1, 2009)	$18,992	$241,180	$215	$(78,522)	$181,865
Total gains or losses (realized/unrealized)	1,225	72,478	159	(142)	73,720
Included in earnings	89	72,478	62	(142)	72,487
Included in other comprehensive income	1,136	-	97	-	1,233

Purchases and sales	(1,675)	9,157	10,000	-	17,482

Transfers in and/or out of Level 3	-	-	-	-	-

Ending balance (as of June 30, 2009)	$18,542	$322,815	$10,374	$(78,664)	$273,067

All net gains/losses for the period presented in the table above as included in earnings are attributable to the change in unrealized gains or losses relate to assets held at December 31, 2008 which were still held at June 30, 2009.
Available-for-Sale Securities
At June 30, 2009, approximately $60.0 million of the Company’s available-for-sale securities are classified as Level 1 financial instruments, as they are valued based on unadjusted quoted market prices. The majority of these investments are investments in the Company’s managed accounts and certain product portfolios (seed investments). Approximately $16.0 million of the Company’s available-for-sale investments are considered to be Level 2 financial instruments, as they are valued based on prices developed using observable inputs.
At June 30, 2009, the Company has approximately $18.5 million of available-for-sale investments classified as Level 3 under SFAS No. 157. Of this $18.5 million in available-for-sale investments classified as Level 3, approximately $2.9 million relate to the Company’s investments in the equity of certain collateralized loan obligations (“CLOs”) and collateralized debt obligations (“CDOs”). As further discussed in Note 9, “Investments in Collateralized Loan and Debt Obligations,” the Company holds investments in the equity of certain CLOs and CDOs for which it acts as a collateral manager. The Company considers these investments to be Level 3 financial instruments, as the valuations for these investments are based on cash flow estimates and the Company’s own assumptions about the assumptions market participants would use in pricing the asset or liability (including assumptions about risk), as developed based on the best information available in the circumstances. Also comprising the $18.5 million of available-for-sale investments classified as Level 3 are approximately $12.4 million the Company has invested in auction rate preferred stock issued by unaffiliated entities. As further discussed in the Company’s 2008 Year End Financial Statement Filing (filed under Form 8-K on March 31, 2009), the auctions for auction rate preferred stock began to fail on a widespread basis in the beginning of 2008. The Company considers these investments as Level 3 financial instruments, as there is currently no liquid market for these investments. At June 30, 2009, the Company also has approximately $3.1 million invested in seed account portfolios whose underlying investment securities are invested in emerging markets.
The cost, gross unrealized holding gains, gross unrealized holding losses, and fair value of available-for-sale securities by major security type at June 30, 2009 and December 31, 2008, are as follows:

		Gross	Gross
		Unrealized	Unrealized
(in 000s)	Cost	Holding Gains	Holding Losses	Fair Value
At June 30, 2009
Equity	$57,793	$5,109	$(336)	$62,566
Taxable Fixed Income	32,026	1,647	(1,758)	31,915

	$89,819	$6,756	$(2,094)	$94,481

At December 31, 2008
Equity	$54,552	$332	$-	$54,884
Taxable Fixed Income	52,728	5	(1,650)	51,083

	$107,280	$337	$(1,650)	$105,967

Underlying Investments from Consolidated Vehicle
As further discussed in Note 12, “Consolidated Funds — Symphony CLO V,” in the Company’s 2008 Year End Financial Statement Filing (filed under Form 8-K on March 31, 2009), the Company is required to consolidate into its financial results an investment vehicle, Symphony CLO V, in which the Company has no equity interest, but for which an affiliate of MDP is the majority equity holder. The underlying investment securities in Symphony CLO V are predominantly syndicated loans whose fair values are derived from broker-quotes. The Company does not normally make adjustments to these broker quotes. However, the Company considers these investments to be Level 3 financial instruments, as a significant portion of the inputs to the broker-quotes are unobservable.
Other Investments
The $10.4 million in other investments classified as Level 3 financial instruments at June 30, 2009 is comprised of general partner interests in certain limited partnerships for which one of the Company’s subsidiary companies is the advisor. The Company considers these limited partnership investments to be Level 3 financial instruments due to their illiquid nature and lack of market inputs.
Derivative Financial Instruments
As further discussed in Note 7, “Derivative Financial Instruments,” the Company uses derivative instruments to manage the economic impact of fluctuations in interest rates related to its long-term debt and to mitigate the overall market risk for certain product portfolios.
Derivative Instruments Related to Long-Term Debt
Currently, the Company uses interest rate swaps and an interest rate collar to manage its interest rate risk related to its long-term debt. The valuation of these derivative instruments is determined using widely accepted valuation techniques including discounted cash flow analysis on the expected cash flows of each derivative. This analysis reflects the contractual terms of the derivatives, including the period to maturity, and uses observable market-based inputs, including interest rate curves and implied volatilities.
The fair values of interest rate swaps are determined using the market standard methodology of netting the discounted future fixed cash receipts (or payments) and the discounted expected variable cash payments (or receipts).  The variable cash payments (or receipts) are based on an expectation of future interest rates

(forward curves) derived from observable market interest rate curves.  The fair value of the interest rate collar is determined using the market standard methodology of discounting the future expected cash payments that would occur if variable interest rates fell below the floor strike rate or the cash receipts that would occur if variable interest rates rose above cap strike rate.  The variable interest rates used in the calculation of projected cash flows on the collar are based on an expectation of future interest rates derived from observable market interest rate curves and volatilities.
To comply with the provisions of SFAS No. 157, the Company incorporates credit valuation adjustments to appropriately reflect both its own nonperformance risk and the respective counterparty’s nonperformance risk in the fair value measurements. In adjusting the fair value of its derivative contracts for the effect of nonperformance risk, the Company has considered the impact of netting and any applicable credit enhancements, such as collateral postings, thresholds, mutual puts, and guarantees.
Although the Company has determined that the majority of the inputs used to value its derivatives related to long-term debt fall within Level 2 of the fair value hierarchy, the credit valuation adjustments associated with these derivatives utilize Level 3 inputs, such as estimates of current credit spreads to evaluate the likelihood of default by the Company and its counterparties. As of June 30, 2009, the Company has assessed the significance of the impact of the credit valuation adjustments on the overall valuation of these derivative positions and has determined that the credit valuation adjustments are significant to the overall valuation of these derivatives. As a result, the Company has determined that its valuations for derivatives related to its long-term debt in their entirety are classified in Level 3 of the fair value hierarchy.
Derivative Instruments Related to Certain Product Portfolios
At December 31, 2008, the Company held futures contracts that had not been designated as hedging instruments under SFAS No. 133 in order to mitigate the overall market risk of certain product portfolios. As the valuations for these futures contracts were directly received from the counterparty, the futures arm of a nationally recognized bank, the Company has determined that the valuations for these derivatives are classified in Level 1 of the fair value hierarchy, as all valuations for these derivatives are quoted prices (unadjusted) in active markets for identical assets or liabilities. At June 30, 2009, the Company did not hold any such futures contracts.
SFAS No. 107 Fair Value of Financial Instruments
SFAS No. 107, “Disclosures About Fair Value of Financial Instruments” (“SFAS No. 107”), requires the disclosure of the estimated fair value of financial instruments. The fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale.
As further discussed in Note 10, “Recent Accounting Pronouncements,” during April 2009, the FASB Staff issued a position, FSP FAS 107-1 and APB 28-1, “Interim Disclosures About Fair Value of Financial Instruments” (“FSP FAS 107-1 / APB 28-1”), which enhances consistency in financial reporting by increasing the frequency of fair value disclosures. FSP FAS 107-1 / APB 28-1 relates to fair value disclosures for any financial instruments that are not currently reflected on the balance sheet of companies at fair value. Prior to issuing this FSP, fair values for these assets and liabilities were only disclosed once a year. The FSP now requires these disclosures on a quarterly basis, providing qualitative and quantitative information about fair value estimates for all those financial instruments not measured on the balance sheet at fair value.
In determining the fair value of its financial instruments, the Company uses a variety of methods and assumptions that are based on market conditions and risk existing at each balance sheet date. For the majority of financial instruments, including most derivatives, long-term investments and long-term debt, standard market conventions and techniques such as discounted cash flow analysis, option pricing models, replacement cost and termination cost are used to determine fair value. Dealer quotes are used for the remaining financial instruments. All methods of assessing fair value result in a general approximation of value, and such value may never actually be realized.
Cash and cash equivalents, marketable securities, notes and other accounts receivable and investments are financial assets with carrying values that approximate fair value because of the short maturity of those instruments. Accounts payable and other accrued expenses are financial liabilities with carrying values that also approximate fair value because of the short maturity of those instruments. The fair value of long-term debt is based on market prices.
A comparison of the fair values and carrying amounts of these instruments is as follows:

	June 30, 2009		December 31, 2008
	Carrying		Carrying
(in 000s)	Amount	Fair Value	Amount	Fair Value
Assets:
Cash and cash equivalents	$348,707	$348,707	$467,136	$467,136
Fees receivable	80,819	80,819	98,733	98,733
Other receivables	33,568	33,568	12,354	12,354
Underlying securities in consolidated funds	322,815	322,815	241,180	241,180
Available-for-sale securities	94,481	94,481	105,967	105,967
Other investments	10,374	10,374	215	215

Liabilities:
Long-term notes (excluding CLO V)	$3,843,808	$2,834,193	$3,864,883	$1,346,099
Accounts payable	11,229	11,229	9,633	9,633
Open derivatives	78,664	78,664	78,574	78,574

Note 3 Income Taxes
The Company and its subsidiaries file a consolidated federal income tax return and provides for income taxes on a separate return basis. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and the tax bases of assets and liabilities and are measured using the enacted tax rates and laws that are applicable to periods in which the differences are expected to affect taxable income. In order to fully realize the deferred tax asset, the Company will need to generate future taxable income before the expiration of the deferred tax assets governed by the tax code.
Valuation allowances may be established, when necessary, to reduce deferred tax assets to amounts expected to be realized. Management considers the scheduled reversal of deferred tax liabilities (including the impact of available carryback and carryforward periods), projected taxable income, and tax planning strategies in making this assessment.
At June 30, 2009 and December 31, 2008, the Company had $16.4 million and $4.9 million, respectively, in valuation allowances related to state net operating loss carryforwards due to the uncertainty that the deferred tax assets will be realized. At June 30, 2009 and December 31, 2008, total gross deferred tax assets (after tax valuation allowances) were $169.1 million and $155.6 million, respectively. The increase in the valuation allowance during 2009 reflects the impact of changes to estimated Illinois apportionment as well as an increase in future projected interest costs associated with the Company’s new debt issuance in July 2009 (refer to Note 12, “Subsequent Events”). In assessing the likelihood of realization of deferred tax assets, management considers whether it is more likely than not that some or all of the deferred tax assets will not be realized. Based on projections for future taxable income over the periods for which the deferred tax assets are deductible, management believes it is more likely than not that the Company will realize the benefits of these deductible differences, net of the existing valuation allowances at June 30, 2009. The amount of the deferred tax asset considered realizable, however, could be reduced if estimates of future taxable income during the carryforward period are reduced.
Note 4 Net Capital Requirement
Nuveen Investments, LLC, the Company’s wholly-owned broker/dealer subsidiary, is subject to SEC Rule 15c3-1, the “Uniform Net Capital Rule,” which requires the maintenance of minimum net capital and requires that the ratio of aggregate indebtedness to net capital, as these terms are defined in the Rule, shall not exceed 15 to 1. At June 30, 2009, Nuveen Investments, LLC’s net capital ratio was 0.96 to 1 and its net capital was approximately $28.2 million, which was $26.4 million in excess of the required net capital of $1.8 million.

Note 5 Goodwill and Intangible Assets
The following table presents a reconciliation of activity in the balance of goodwill from December 31, 2008 to June 30, 2009 presented on our consolidated balance sheets (in thousands):

Balance at December 31, 2008	$2,299,725
Winslow: working capital adjustment	97

Balance at June 30, 2009	$2,299,822

The following table presents gross carrying amounts and accumulated amortization amounts for the remaining unamortized intangible assets presented on our consolidated balance sheets at June 30, 2009 and December 31, 2008 (in thousands):

	At June 30, 2009		At December 31, 2008
	Gross		Gross
	Carrying	Accumulated	Carrying	Accumulated
	Amount	Amortization	Amount	Amortization
Trade names	$184,900	$-	$184,900	$-
Investment contracts – closed-end funds	1,277,900	-	1,277,900	-
Investment contracts – mutual funds	768,900	-	768,900	-
Customer relationships – managed accounts	972,600	105,365	972,600	72,945

Total	$3,204,300	$105,365	$3,204,300	$72,945

Of the intangible assets presented above, only one is amortizable – Customer Relationships — Managed Accounts, with an estimated approximate useful life of 15 years. The remaining intangible assets presented above are indefinite-lived. The estimated aggregate amortization expense for the next five years is approximately $32.4 million for the remaining six months of 2009, and annual amortization of $64.8 million for each of the years 2010 through 2013.

Note 6 Debt
At June 30, 2009 and December 31, 2008, debt on the accompanying consolidated balance sheets was comprised of the following long-term obligations (refer also to Note 12, “Subsequent Events”):

(in 000s)	June 30, 2009	December 31, 2008
Long-Term Obligations:
Senior Term Notes:
Senior term notes – 5% due 9/15/10	$222,745	$232,245
Net unamortized discount	(163)	(237)
Net unamortized debt issuance costs	(458)	(667)

Senior term notes – 5.5% due 9/15/15	300,000	300,000
Net unamortized discount	(1,029)	(1,098)
Net unamortized debt issuance costs	(1,617)	(1,725)

Term Loan Facility due 11/13/14	2,286,063	2,297,638
Net unamortized discount	(18,817)	(20,201)
Net unamortized debt issuance costs	(24,182)	(25,958)

Senior Unsecured 10.5% Notes due 11/15/15	785,000	785,000
Net unamortized debt issuance costs	(23,573)	(24,823)

Revolving Credit Facility due 11/13/13	250,000	250,000

Symphony CLO V Notes Payable	378,540	378,540
Symphony CLO V Subordinated Notes	24,208	24,208

Total	$4,176,717	$4,192,922

Senior Secured Credit Agreement — Successor
As a result of the Transactions, the Company has a senior secured credit facility (the “Credit Facility”) consisting of a $2.3 billion term loan facility and a $250 million secured revolving credit facility. At June 30, 2009 and December 31, 2008, the Company had $2.3 billion outstanding under the term loan facility. The borrowings under the term loan facility were used as part of the financing to consummate the Transactions. At June 30, 2009 and December 31, 2008, the Company had $250 million outstanding under the revolving credit facility. All borrowings under the Credit Facility bear interest at a rate per annum equal to LIBOR plus 3.0%. In addition to paying interest on outstanding principal under the Credit Facility, the Company is required to pay a commitment fee to the lenders in respect of the unutilized loan commitments at a rate of 0.3750% per annum.
All obligations under the Credit Facility are guaranteed by Windy City Investments Inc. (the “Parent”) and each of our present and future, direct and indirect, wholly-owned material domestic subsidiaries (excluding subsidiaries that are broker dealers). The obligations under the Credit Facility and these guarantees are secured, subject to permitted liens and other specified exceptions, (1) on a first-lien basis, by all the capital stock of Nuveen Investments and certain of its subsidiaries (excluding significant subsidiaries and limited, in the case of foreign subsidiaries, to 100% of the non-voting capital stock and 65% of the voting capital stock of the first tier foreign subsidiaries) directly held by Nuveen Investments or any guarantor and (2) on a first lien basis by substantially all present and future assets of Nuveen Investments and each guarantor.

The term loan facility matures on November 13, 2014 and the revolving credit facility matures on November 13, 2013.
The Company is required to make quarterly payments under the term loan facility in the amount of approximately $5.8 million. The credit agreement permits all or any portion of the loans outstanding to be prepaid.
At June 30, 2009 and December 31, 2008, the fair value of the $2.3 billion term loan facility was approximately $1.8 billion and $0.9 billion, respectively. At June 30, 2009 and December 31, 2008, the fair value of the $250 million revolving credit facility was approximately $168.8 million and $101.9 million, respectively.
Senior Unsecured Notes — Successor
Also in connection with the Transactions, the Company issued $785 million of 10.5% senior unsecured notes (“10.5% senior notes”). The 10.5% senior notes mature on November 15, 2015 and pay a coupon of 10.5% of par value semi-annually on May 15 and November 15 of each year, commencing on May 15, 2008. The Company received approximately $758.9 million in net proceeds after underwriting commissions and structuring fees. The net proceeds were used as part of the financing to consummate the Transactions.
At June 30, 2009 and December 31, 2008, the fair value of the $785 million 10.5% senior notes was approximately $515.8 million and $176.5 million, respectively.
Obligations under the notes are guaranteed by the Parent and each of our existing, subsequently acquired, and/or organized direct or indirect, domestic, restricted (as defined in the credit agreement) subsidiaries that guarantee the debt under the Credit Facility.
Senior Term Notes — Predecessor / Successor
On September 12, 2005, the Predecessor issued $550 million of senior unsecured notes, comprised of $250 million of 5-year notes and $300 million of 10-year notes (“Predecessor senior term notes”), the majority of which remain outstanding at June 30, 2009 and December 31, 2008. The Company received approximately $544 million in net proceeds after discounts and other debt issuance costs. The 5-year Predecessor senior term notes bear interest at an annual fixed rate of 5.0% payable semi-annually on March 15 and September 15. The 10-year Predecessor senior term notes bear interest at an annual fixed rate of 5.5% payable semi-annually also on March 15 and September 15. The net proceeds from the Predecessor senior term notes were used to refinance outstanding indebtedness. The costs related to the issuance of the Predecessor senior term notes were capitalized and amortized to expense over their term. At June 30, 2009, the fair value of the 5-year and 10-year Predecessor senior term notes was approximately $203.0 million and $162.5 million, respectively. At December 31, 2008, the fair value of the 5-year and 10-year Predecessor senior term notes was approximately $110.8 million and $46.4 million, respectively.
During the fourth quarter of 2008, the Company retired a portion of the 5-year Predecessor senior term notes due 2010. Of the $8.4 million paid in total, approximately $0.2 million was for accrued interest, with the remaining amount representing $17.8 million in par. As a result, the Company recorded a $9.5 million gain on early extinguishment of debt during the fourth quarter of 2008. This gain is reflected in “Other Income/(Expense)” on the consolidated statement of income for the year ended December 31, 2008.
During the first quarter of 2009, the Company retired a portion of the 5-year Predecessor senior term notes due 2010. Of the $5.2 million in total cash paid, approximately $6.6 thousand was for accrued interest, with the remaining amount for principal representing $9.5 million in par on the 5% senior term notes due 2010. The Company also accelerated the recognition of the amortization of bond discount and debt issuance costs. The net gain recorded by the Company was approximately $4.3 million and is reflected in “Other Income/(Expense)” on the Company’s consolidated statement of income for the six months ended June 30, 2009. There were no additional early retirements of debt during the second quarter of 2009.

Symphony CLO V — Successor
As more fully discussed in Note 12, “Consolidated Funds,” in the Company’s 2008 Year End Financial Statements (filed under Form 8-K on March 31, 2009), the Company is required to consolidate into its financial results a collateralized loan obligation, Symphony CLO V, in accordance with U.S. generally accepted accounting principles. Although the Company does not hold any equity interest in this investment vehicle, an affiliate of MDP is the majority equity holder. The $378.5 million of Notes Payable and $24.2 million of Subordinated Notes reflected in the table, above, reflect debt obligations of Symphony CLO V. All of this debt is collateralized by the assets of Symphony CLO V.
Note 7 Derivative Financial Instruments
SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended by SFAS No. 138, “Accounting for Certain Derivative Instruments and Certain Hedging Activities, an Amendment of FASB Statement No. 133” and further amended by SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities,” (collectively, “SFAS No. 133”), requires recognition of all derivatives on the balance sheet at fair value. Derivatives that do not meet the SFAS No. 133 criteria for hedge accounting must be adjusted to fair value through earnings. Changes in the fair value of derivatives that do meet the hedge accounting criteria under SFAS No. 133 are offset against the change in the fair value of the hedged assets or liabilities, with only any “ineffectiveness” (as defined under SFAS No. 133) marked through earnings.
At June 30, 2009 and December 31, 2008, the Company did not hold any derivatives designated in a formal hedge relationship under the provisions of SFAS No. 133.
Derivative Transactions Related to Financing Part of the Transactions
As of June 30, 2009, the Company held nine interest rate swap derivative transactions and one collar derivative transaction that effectively converted $2.3 billion of variable rate debt under the term loan facility into fixed-rate borrowings. At December 31, 2008, the Company held nine interest rate swap derivative transactions, one collar derivative transaction, and two basis swaps that effectively convert $2.3 billion of variable rate debt into fixed-rate borrowings. The basis swaps effectively lock in the expected future difference between one-month and three-month LIBOR as the primary reference rate for our variable debt. Collectively, these derivatives are referred to as the “New Debt Derivatives.”
For the three and six months ended June 30, 2009, the Company recorded $3.1 million in unrealized gains and $0.1 million in unrealized losses, respectively, related to the New Debt Derivatives. Unrealized gains and losses on the New Debt Derivatives are reflected in “Other Income/(Expense)” on the accompanying consolidated statements of income. For the three and six months ended June 30, 2008, the Company recorded $48.5 million in unrealized gains and $0.9 million in unrealized losses, respectively.
Also for the three and six months ended June 30, 2009, the Company recorded $16.8 million and $32.8 million, respectively, of interest expense for both periodic swap payments made by the Company as well as realized gains/losses on the New Debt Derivatives. These amounts are reflected in “Net Interest Expense” on the accompanying consolidated statements of income. For the three and six months ended June 30, 2008, the Company recorded $5.5 million.
At June 30, 2009 and December 31, 2008, the SFAS 157 fair value of the New Debt Derivatives was a liability of $78.7 million and $78.5 million, respectively, and is reflected in “Fair Value of Open Derivatives” under “Other Short-Term Obligations” on the accompanying consolidated balance sheets as of June 30, 2009 and December 31, 2008.
Contingent Features. The New Debt Derivatives are “pari-passu” (have equal rights of payment or seniority) with the $2.3 billion of variable rate debt under the term loan facility. Furthermore, in the event that the Company were to have a technical default of its debt covenants for the term loan facility, an acceleration of any amounts due on the New Debt Derivatives would only occur if the lenders accelerate the debt under the term loan facility. The aggregate gross fair value (not including the SFAS No. 157 credit valuation adjustment) of the New Debt Derivatives at June 30, 2009 is $91.9 million. Although the Company does have master netting agreements in place with the various counterparties to the New Debt Derivatives, as of June 30, 2009, each of the Company’s New Debt Derivatives are in a liability position. If the credit-risk-related contingent features underlying the New Debt Derivatives agreements had been triggered on June 30, 2009, the Company would have been required to make payments totaling $91.9 million to the various counterparties for the New Debt Derivatives. The Company does not have any collateral posted for the New Debt Derivatives.
Derivative Transactions Related to Certain Product Portfolios
The Company held futures contracts that had not been designated as hedging instruments under SFAS No. 133 in order to mitigate overall market risk of certain product portfolios. At June 30, 2009, all of these positions have been terminated. At December 31, 2008, the net fair value of these open non-hedging derivatives was a liability of approximately $52.3 thousand and was included in “Fair Value of Open Derivatives” under “Other Short-Term Obligations” on the accompanying consolidated balance sheet as of December 31, 2008. For the three and six months ended June 30, 2009, the Company recorded approximately $0.1 million and $0.2 million of realized gains, respectively, related to these futures contracts. These amounts are reflected in “Other Income/(Expense)” on the accompanying consolidated statement of income for those periods. As all of these futures contracts have been terminated by June 30, 2009, there were no unrealized gains. For the three and six months ended June 30, 2008, the Company recorded approximately $0.2 million and $0.2 million of unrealized gains, respectively. The Company also recorded ten thousand dollars of realized losses and $0.3 million of realized losses for the three and six months ended June 30, 2008. Realized gains/losses and unrealized gains/losses are reflected in “Other Income/(Expense)” on the accompanying consolidated statements of income for those periods.

Note 8 Retirement Plans
The following table presents the components of the net periodic retirement plans’ benefit costs for the three and six months ended June 30, 2009 and 2008, respectively (in 000s):

	Three Months		Three Months
	Ended June 30, 2009		Ended June 30, 2008
	Total	Post-	Total	Post-
	Pension	Retirement	Pension	Retirement
Service Cost	$367	$13	$382	$90

Interest Cost	629	114	599	165

Expected Return on Assets	(433)	-	(599)	-

Amortization of:
Unrecognized Prior Service Cost	(31)	24	(38)	-
Unrecognized (Gain)/Loss	114	(44)	-	-

Total	$646	$107	$344	$255

	Six Months		Six Months
	Ended June 30, 2009		Ended June 30, 2008
	Total	Post-	Total	Post-
	Pension	Retirement	Pension	Retirement
Service Cost	$734	$27	$763	$180

Interest Cost	1,257	228	1,199	331

Expected Return on Assets	(867)	-	(1,197)	-

Amortization of:
Unrecognized Prior Service Cost	(61)	48	(76)	-
Unrecognized (Gain)/Loss	228	(89)	-	-

Total	$1,291	$214	$689	$511

During 2009, the Company expects to contribute approximately $1.1 million to its qualified pension plan, approximately $1.1 million to its excess pension plan, and $0.5 million (net of expected Medicare Part D reimbursements) for benefit payments to its post-retirement benefit plan. For the first six months of 2009, the Company has contributed $1.1 million to its qualified plan, paid out approximately $1.1 million in benefits related to its excess pension plan, and paid out $0.2 million in benefits related to its post-retirement plan.

Note 9 Investments in Collateralized Loan and Debt Obligations
The Company holds an investment in the equity of two collateralized debt obligation entities for which it acts as a collateral manager, Symphony CLO I, Ltd. (“CLO”) and the Symphony Credit Opportunities Fund Ltd. (“CDO”), pursuant to collateral management agreements between the Company and each of the collateralized debt obligation entities. At June 30, 2009, the assets of the collateral pool of the CLO were approximately $330 million, which is based on traded cost plus traded cash. At June 30, 2009, the assets of the collateral pool for the CDO were approximately $449 million, which is based on traded market value and traded cash. The Company had a combined minority interest investment in the equity of these entities of $2.9 million at June 30, 2009 and December 31, 2008, respectively.
The Company accounts for its investments in the CLO and CDO under EITF 99-20, “Recognition of Interest Income and Impairment on Purchased and Retained Beneficial Interests in Securitized Financial Assets.” The excess of future cash flows over the initial investment at the date of purchase is recognized as interest income over the life of the investment using the effective yield method. The Company reviews cash flow estimates throughout the life of the CLO and CDO investment pool to determine whether an impairment of its equity investments should be recognized. Cash flow estimates are based on the underlying pool of collateral securities and take into account the overall credit quality of the issuers in the collateral securities, the forecasted default rate of the collateral securities and the Company’s past experience in managing similar securities. If an updated estimate of future cash flows (taking into account both timing and amounts) is less than the revised estimate, an impairment loss is recognized based on the excess of the carrying amount of the investment over its fair value. The Company has recorded its investment in the equity of the CLO and CDO in “Investments” on its consolidated balance sheets at fair value. Fair value is determined using current information, notably market yields and projected cash flows based on forecasted default and recovery rates that a market participant would use in determining the current fair value of the equity interest. Market yields, default rates and recovery rates used in the Company’s estimate of fair value vary based on the nature of the investments in the underlying collateral pools. In periods of rising credit default rates and lower debt recovery rates, the fair value, and therefore the carrying value, of the Company’s investments in the CLO and CDO may be adversely affected. The Company’s risk of loss is limited to the Company’s remaining cost basis in the equity of the CLO and the CDO, which combined, is approximately $3.8 million as of June 30, 2009.
Note 10 Recent Accounting Pronouncements
Codification
During June 2009, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 168, “The FASB Accounting Standards Codification TM and the Hierarchy of Generally Accepted Accounting Principles — a Replacement of FASB Statement No. 162” (“SFAS No. 168”). SFAS No. 168 states that the FASB Accounting Standards Codification TM (“Codification”) will become the source of authoritative U.S. generally accepted accounting principles (“GAAP”) recognized by the FASB to be applied by nongovernmental entities. Rules and interpretive releases of the Securities and Exchange Commission (“SEC”) under authority of federal securities laws are also sources of authoritative GAAP for SEC registrants. On the effective date of SFAS No. 168, the Codification will supersede all then-existing non-SEC accounting and reporting standards. All other grandfathered non-SEC accounting literature not included in the Codification will become nonauthoritative. SFAS No. 168 is effective for financial statements issued for interim and annual periods ending after September 15, 2009.
Following SFAS No. 168, the FASB will not issue new standards in the form of Statements, FASB Staff Positions, or Emerging Issues Task Force Abstracts. Instead, it will issue Accounting Standards Updates. The FASB will not consider Accounting Standards Updates as authoritative in their own right. Accounting Standards Updates will serve to only update the Codification, provide background information about the Codification’s guidance, and provide the bases for conclusions on change(s) in the Codification.

The Codification does not change U.S. GAAP. The Codification reorganizes the various U.S. GAAP pronouncements into approximately 90 accounting topics and displays them in a consistent structure for ease of research and cross-reference.
SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles” (“SFAS No. 162”), which became effective on November 13, 2008, identified the sources of accounting principles and framework for selecting the principles used in preparing the financial statements of nongovernmental entities that are presented in conformity with GAAP. SFAS No. 162 arranged these sources of GAAP in a hierarchy for users to apply accordingly. Once the Codification is in effect, all of its content will carry the same level of authority, effectively superseding SFAS No. 162. In other words, the GAAP hierarchy will be modified to include only two levels of GAAP: authoritative and nonauthoritative. As a result, SFAS No. 168 replaces SFAS No. 162 to indicate this change in GAAP hierarchy.
SFAS No. 167 Amendments to FASB Interpretation No. 46(R)
During June 2009, the FASB issued SFAS No. 167, “Amendments to FASB Interpretation No. 46(R)” (“SFAS No. 167”). SFAS No. 167 amends FASB Interpretation No. 46(R) to require an enterprise to perform an analysis to determine whether the enterprise’s variable interest(s) give it a controlling financial interest in a variable interest entity. This analysis identifies the primary beneficiary of a variable interest entity as the enterprise that has both of the following characteristics:
•	the power to direct the activities of a variable interest entity that most significantly impact the entity’s economic performance; and

•
the obligation to absorb losses of the entity that could potentially be significant to the variable interest entity or the right to receive benefits from the entity that could potentially be significant to the variable interest entity.

Additionally, the enterprise is required to assess whether it has an implicit financial responsibility to ensure that a variable interest entity operates as designed when determining whether it has the power to direct the activities of the variable interest entity that most significantly impact the entity’s economic performance.
SFAS No. 167 amends Interpretation 46(R) to require ongoing reassessments of whether an enterprise is the primary beneficiary of a variable interest entity. Before this Statement, Interpretation 46(R) required reconsideration of whether an enterprise is the primary beneficiary of a variable interest entity only when specific events occurred.
SFAS No. 167 also amends Interpretation 46(R) to eliminate the quantitative approach previously required for determining the primary beneficiary of a variable interest entity, which was based on determining which enterprise absorbs the majority of the entity’s expected losses, receives a majority of the entity’s expected residual returns, or both.
SFAS No. 167 amends certain guidance in Interpretation 46(R) of determining whether an entity is a variable interest entity. It is possible that application of this revised guidance will change an enterprise’s assessment of which entities with which it is involved are variable interest entities.
SFAS No. 167 amends Interpretation No. 46(R) to add an additional reconsideration event for determining whether an entity is a variable interest entity when any changes in facts and circumstances occur such that the holders of the equity investment at risk, as a group, lose the power from voting rights or similar rights of those investments to direct the activities of the entity that most significantly impact the entity’s economic performance.
Under Interpretation 46(R), a troubled debt restructuring as defined in paragraph 2 of SFAS No. 15, “Accounting by Debtors and Creditors for Troubled Debt Restructurings,” was not an event that required reconsideration of whether an entity is a variable interest entity and whether an enterprise is the primary beneficiary of a variable interest entity. SFAS No. 167 eliminates that exception.

Finally, SFAS No. 167 amends Interpretation 46(R) to require enhanced disclosures that will provide users of financial statements with more transparent information about an enterprise’s involvement in a variable interest entity.
SFAS No. 167 is effective as of the beginning of each reporting entity’s first annual reporting period that begins after November 15, 2009, for interim periods within that first annual reporting period, and for interim and annual reporting periods thereafter. Earlier application is prohibited. SFAS No. 167 will be effective for Nuveen Investments on January 1, 2010. The Company is currently evaluating the impact of SFAS No. 167 to its financial statements.
SFAS No. 165 — Subsequent Events
During May 2009, the FASB issued SFAS No. 165, “Subsequent Events” (“SFAS No. 165”). SFAS No. 165 establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are “available to be issued” (as defined in SFAS No. 165). SFAS No. 165 requires the disclosure of the date through which an entity has evaluated subsequent events and the basis for that date.
SFAS No. 165 observes that there are two varieties of subsequent events: (1) events or transactions that provide additional evidence about conditions that existed at the date of the balance sheet (called “recognized” subsequent events), and (2) events that provide evidence about conditions that did not exist at the date of the balance sheet, but arose after that date (called “non-recognized” subsequent events). The standard states that companies should recognize in the financial statements the effects of all subsequent events that provide additional evidence about conditions that existed at the date of the balance sheet, including the estimates inherent in the process of preparing financial statements. For example, the settlement of litigation (after the balance sheet date, but before the date the financial statements are issued or available to be issued) falls within this category of subsequent events where the events that “gave rise” to the litigation had taken place before the balance sheet date. Conversely, a company does not recognize subsequent events that provide evidence about conditions that did not exist at the balance sheet date, but instead arose after the balance sheet date and before the date on which financial statements are issued or are available to be issued. Examples of this type of subsequent event include sales of investments or business combinations. Finally, SFAS No. 165 states that some non-recognized subsequent events may be of such a nature that they must be disclosed to keep the financial statements from being characterized as being misleading. With respect to this type of subsequent event, a company would be required to disclose: (1) the nature of the event, and (2) an estimate of its financial effect or an affirmative statement that such an estimate cannot be made.
The FASB states that this standard should not result in significant changes in subsequent events that an entity reports – either through recognition or disclosure – in its financial statements. SFAS No. 165 has an “accelerated” effective date; it will apply with respect to interim or annual reporting periods ending after June 15, 2009. We have complied with the disclosure requirements of SFAS No. 165 in this quarterly financial statement filing on Form 8-K for the six months ended June 30, 2009. There were no events occurring subsequent to June 30, 2009 fitting the criteria of SFAS No. 165 that needed to be reflected on our statement of financial position or results of operations for the six months ended June 30, 2009.
FASB Staff Positions on Fair Value
On April 9, 2009, the FASB issued three final Staff Positions intended to provide additional application guidance and enhance disclosures regarding the fair value measurements and impairment of securities. This additional application guidance was needed to clarify the application of Statement No. 157, “Fair Value Measurements” (“SFAS No. 157”), to fair-value measurements in the current market environment, modify the recognition of other-than-temporary impairment of debt securities, and require companies to disclose the fair values of financial instruments in interim periods. The final Staff Positions are effective for interim and annual periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009, if all three Staff Positions or both the fair-value measurements and other-than-temporary impairment Staff Positions are adopted simultaneously. The Company has adopted these Staff Positions for the interim financial statements for the six month period ended June 30, 2009.
The following describes each of the Staff Positions.
FSP FAS 157-4
FSP FAS 157-4, “Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly” (“FSP FAS 157-4”), provides guidance for making fair value measurements more consistent with the principles presented in SFAS No. 157. FSP FAS 157-4 relates to determining fair values when there is no active market or where price inputs being used represent distressed sales. It reaffirms what SFAS No. 157 states is the objective of fair value measurement – to reflect how much an asset would be sold for in an orderly transaction (as opposed to a distressed or forced transaction) at the date of the financial statements under current market conditions. Specifically, it reaffirms the need to use judgment to ascertain if a formerly active market has become inactive and in determining fair values when markets have become inactive.
FSP FAS 107-1 and APB 28-1
FSP FAS 107-1 and APB 28-1, “Interim Disclosures About Fair Value of Financial Instruments,” (“FSP FAS 107-1 / APB 28-1”), enhances consistency in financial reporting by increasing the frequency of fair value disclosures. FSP FAS 107-1 / APB 28-1 relates to fair value disclosures for any financial instruments that are not currently reflected on the balance sheet of companies at fair value. Prior to issuing this FSP, fair values for these assets and liabilities were only disclosed once a year. The FSP now requires these disclosures on a quarterly basis, providing qualitative and quantitative information about fair value estimates for all those financial instruments not measured on the balance sheet at fair value.
FSP FAS 115-2 and FAS 124-2
FSP FAS 115-2 and FAS 124-2, “Recognition and Presentation of Other-Than-Temporary Impairments,” (“FSP FAS 115-2 / FAS 124-2”), provides additional guidance designed to create greater clarity and consistency in accounting for and presenting impairment losses on securities. FSP FAS 115-2 / FAS 124-2 is intended to bring greater consistency on the timing of impairment recognition, and provide greater clarity to investors about the credit and noncredit components of impaired debt securities that are not expected to be sold. The measure of impairment in comprehensive income remains fair value. The FSP also requires increased and more timely disclosures sought by investors regarding expected cash flows, credit losses, and an aging of securities with unrealized losses.

Note 11 Financial Information Related to Guarantor Subsidiaries
As discussed in Note 6, “Debt,” obligations under the 10.5% senior notes due 2015 are guaranteed by the Parent and each of the Company’s present and future, direct and indirect, wholly-owned material domestic subsidiaries (excluding subsidiaries that are broker dealers).
The following tables present consolidating supplementary financial information for the issuer of the notes (Nuveen Investments, Inc.), the issuer’s domestic guarantor subsidiaries, and the non-guarantor subsidiaries together with eliminations as of and for the periods indicated. The issuer’s Parent is also a guarantor of the notes. The Parent was a newly formed entity with no assets, liabilities or operations prior to the completion of the Transactions on November 13, 2007. Separate complete financial statements of the respective guarantors would not provide additional material information that would be useful in assessing the financial composition of the guarantors.
Consolidating financial information is as follows:

Nuveen Investments, Inc. & Subsidiaries
CONSOLIDATING BALANCE SHEET
June 30, 2009
(in 000s)

						Consolidated
	Parent	Issuer of Notes				excluding
	Windy City	Nuveen	Guarantor	Non Guarantor	Intercompany	Symphony	Symphony
	Investments, Inc.	Investments, Inc.	Subsidiaries	Subsidiaries	Eliminations	CLO V	CLO V	Consolidated
Assets
Cash and cash equivalents	$—	269,720	10,951	58,148	—	338,819	9,888	$348,707
Management and distribution fees receivable	—		75,924	4,895	—	80,819	—	80,819
Other receivables	—	(1,111,164)	1,226,108	(97,682)	—	17,262	16,306	33,568
Furniture, equipment and leasehold improvements*	—	—	39,746	19,773	—	59,519	—	59,519
Investments	—	103,317	1,477	60	—	104,854	322,815	427,669
Investment in Subsidiaries	1,001,423	1,397,810	722,434	773	(3,122,440)	—	—	—
Goodwill	—	2,166,302	133,520	—	—	2,299,822	—	2,299,822
Intangible assets	—	3,098,935	—	—	—	3,098,935	—	3,098,935
Current taxes receivable	—	6,417	179	—	—	6,596	—	6,596
Other assets	—	—	9,250	5,697	—	14,947	3,802	18,749

	$1,001,423	5,931,337	2,219,589	(8,336)	(3,122,440)	6,021,573	352,811	$6,374,384

Liabilities and Equity
Short-Term Obligations:
Accounts payable	$—	68	4,262	6,899	—	11,229	—	$11,229
Accrued compensation and other expenses	—	19,226	51,496	742	—	71,464	2,742	74,206
Fair value of open derivatives	—	78,664	—	—	—	78,664	—	78,664
Other short-term liabilities	—	686	610	345	—	1,641	20,275	21,916

Total Short-Term Obligations	—	98,644	56,368	7,986	—	162,998	23,017	186,015

Long-Term Obligations:
Term notes	—	3,773,969	—	—	—	3,773,969	402,748	4,176,717
Deferred income tax liability, net	—	1,057,301	(25,725)	3,239	—	1,034,815	—	1,034,815
Other long-term liabilities	—	—	23,521	2,803	—	26,324	—	26,324

Total Long-Term Obligations	—	4,831,270	(2,204)	6,042	—	4,835,108	402,748	5,237,856

Total Liabilities	—	4,929,914	54,164	14,028	—	4,998,106	425,765	5,423,871

Equity:
Nuveen Investments shareholders’ equity	1,001,423	1,001,423	2,143,381	(22,364)	(3,122,440)	1,001,423	—	1,001,423
Noncontrolling interest	—	—	22,044	—		22,044	(72,954)	(50,910)

Total equity	1,001,423	1,001,423	2,165,425	(22,364)	(3,122,440)	1,023,467	(72,954)	950,513

	$1,001,423	5,931,337	2,219,589	(8,336)	(3,122,440)	6,021,573	352,811	$6,374,384

Nuveen Investments, Inc. & Subsidiaries
CONSOLIDATING STATEMENTS OF OPERATIONS
For the Six Months Ended June 30, 2009
(in 000s)

						Consolidated
	Parent	Issuer of Notes				excluding
	Windy City	Nuveen	Guarantor	Non Guarantor	Intercompany	Symphony	Symphony
	Investments, Inc.	Investments, Inc.	Subsidiaries	Subsidiaries	Eliminations	CLO V	CLO V	Consolidated
Operating revenues:
Investment advisory fees	$—	—	283,593	1,855	—	285,448	—	$285,448
Product distribution	—	—	—	684	—	684	—	684
Performance fees/other revenue	—	—	8,646	19,110	(17,764)	9,992	—	9,992

Total operating revenues	—	—	292,239	21,649	(17,764)	296,124	—	296,124

Operating expense
Compensation and benefits	—	—	105,568	11,579	—	117,147	—	117,147
Severance	—	—	6,695	—	—	6,695	—	6,695
Advertising and promotional costs	—	—	3,950	156	—	4,106	—	4,106
Occupancy and equipment costs	—	—	12,661	3,744	—	16,405	—	16,405
Amortization of intangible assets	—	32,420	—	—	—	32,420	—	32,420
Travel and entertainment	—	157	3,924	680	—	4,761	—	4,761
Outside and professional services	—	22	17,312	3,310	(30)	20,614	—	20,614
Other operating expenses	—	1,484	15,868	20,269	(17,734)	19,887	—	19,887

Total operating expenses	—	34,083	165,978	39,738	(17,764)	222,035	—	222,035

Other income/(expense)	—	4,967	(2,335)	29	—	2,661	71,443	74,104

Net interest revenue/(expense)	—	(137,721)	641	20	—	(137,060)	11,766	(125,294)

Income/(loss) before taxes	—	(166,837)	124,567	(18,040)	—	(60,310)	83,209	22,899

Income tax expense/(benefit)	—	(21,993)	4,480	2,558	—	(14,955)	—	(14,955)

Net income (loss)	—	(144,844)	120,087	(20,598)	—	(45,355)	83,209	37,854

Less: net (income)/loss attributable to the noncontrolling interests	—	—	712	—	—	712	83,209	83,921

Net income/(loss) attributable to Nuveen Investments	$—	(144,844)	119,375	(20,598)	—	(46,067)	—	$(46,067)

Nuveen Investments, Inc. & Subsidiaries
CONSOLIDATING STATEMENTS OF CASH FLOW
For the Six Months Ended June 30, 2009
(in 000s)

	Parent	Issuer of Notes			Consolidated
	Windy City	Nuveen	Guarantor	Non Guarantor	excluding
	Investments, Inc.	Investments, Inc.	Subsidiaries	Subsidiaries	Symphony CLO V	Symphony CLO V	Consolidated
Cash flows from operating activities:
Net income/(loss)	$—	(144,844)	120,087	(20,598)	(45,355)	83,209	$37,854
Adjustments to reconcile net income/(loss) to net cash provided from operating activities:
Net (income)/loss attributable to noncontrolling interests	—	—	(712)	—	(712)	(83,209)	(83,921)
Deferred income taxes	—	(21,772)	4,480	2,312	(14,980)	—	(14,980)
Depreciation of office property, equipment, and leaseholds	—	—	4,974	1,956	6,930	—	6,930
Unrealized (gains)/losses on derivatives	—	90	—	—	90	—	90
Amortization of intangibles	—	32,420	—	—	32,420	—	32,420
Amortization of debt related items, net	—	4,839	—	—	4,839	—	4,839
Compensation expense for equity plans	—	—	18,016	225	18,241	—	18,241
Net gain on early retirement of Senior Unsecured Notes-5% of 2010	—	(4,291)	—	—	(4,291)	—	(4,291)
Net change in working capital	—	28,455	(128,414)	22,240	(77,719)		(77,719)

Net cash provided by / (used in) operating activities	—	(105,103)	18,431	6,135	(80,537)	—	(80,537)

Cash flow from financing activities
Repayments of notes payable	—	(11,575)	—	—	(11,575)	—	(11,575)
Early retirement of Senior Unsecured Notes - 5% of 2010	—	(5,178)	—	—	(5,178)	—	(5,178)
Purchase of noncontrolling interests	—	—	(18,132)	—	(18,132)	—	(18,132)
Payment of income allocation to noncontrolling interests		(211)	(1,842)		(2,053)		(2,053)
Undistributed income allocation for noncontrolling interests			712		712		712
Dividends paid	—	(80)	—	—	(80)	—	(80)
Deferred and restricted Class A unit payouts	—	—	(280)	—	(280)	—	(280)

Net cash provided by / (used in) financing activities	—	(17,044)	(19,542)	—	(36,586)	—	(36,586)

Cash flow from investing activities:
Winslow Transaction	—	(92)	(5)	—	(97)	—	(97)
Purchase of office property and equipment	—	—	(2,467)	(1,997)	(4,464)	—	(4,464)
Proceeds from sales of investment securities	—	25,903	—	—	25,903	—	25,903
Purchase of investment securities	—	(17,111)	—	—	(17,111)	—	(17,111)
Net change in consolidated funds	—	—	—	—	—	(5,539)	(5,539)
Other	—	—	—	—	—	—	—

Net cash provided by / (used in) investing activities	—	8,700	(2,472)	(1,997)	4,231	(5,539)	(1,308)

Effect of exchange rate changes	—	2	—	—	2	—	2

Increase/(decrease) in cash and cash equivalents	—	(113,445)	(3,583)	4,138	(112,890)	(5,539)	(118,429)
Cash and cash equivalents
Beginning of year	—	383,165	14,534	54,010	451,709	15,427	467,136

End of period	$—	269,720	10,951	58,148	338,819	9,888	$348,707

Note 12 Subsequent Events
As discussed in Note 10, “Recent Accounting Pronouncements,” SFAS No. 165 — Subsequent Events has an accelerated effective date and applies to interim or annual reporting periods ending after June 15, 2009. The Company has evaluated subsequent events under the provisions of SFAS No. 165 and has determined that, through August 7, 2009, the filing date for the Company’s June 30, 2009 interim financial statements, there were no events occurring subsequent to June 30, 2009 fitting the criteria of SFAS No. 165 that needed to be reflected on the Company’s statement of financial position as of June 30, 2009 or results of operations for three and six months ended June 30, 2009.
During July 2009, the Company obtained a new $450 million six-year, second-lien term loan facility with a fixed interest rate of 12.5%. A fee of 10% of the principal amount of the new term loans was paid ratably to the new lenders. The Company has escrowed proceeds from this new financing to retire the Company’s 5% senior unsecured notes due 2010 at maturity. The remaining net proceeds from this new financing were used to pay down a portion of the Company’s existing $2.3 billion first-lien term loans.
Also in July 2009, the Company funded $52 million into a recently created, secular trust as part of a newly established a multi-year Mutual Fund Incentive Program for certain of its employees. The trust acquired shares of Nuveen mutual funds supporting the awards of these mutual fund shares under this new incentive program. This new incentive program is subject to vesting.